New Hampshire Thrift Bancshares, Inc. Announces Earnings for Second Quarter

NEWPORT, NH -- (Marketwire - July 10, 2009) - New Hampshire Thrift Bancshares, Inc. (NASDAQ: NHTB), the holding company for Lake Sunapee Bank, fsb (the "Bank"), today reported consolidated net income for the six months ended June 30, 2009 of $3,014,410, or $0.48 per share (assuming dilution) compared to $2,790,600, or $0.48 per share (assuming dilution) for the first six months of 2008, an increase of $223,810, or 8.02%. For the second quarter ended June 30, 2009, net income totaled $1,682,258, or $0.27 per share (assuming dilution) compared to $1,406,143 or $0.24 per share (assuming dilution) for the same period in 2008, an increase of $276,115, or 19.64%. The Company's returns on average assets and equity for the six months ended June 30, 2009 were 0.68% and 7.18%, respectively, compared to 0.65% and 7.43%, respectively, for the same period in 2008.

Net income for the six months ended June 30, 2009 reflects an increase in the amount of $844,095, or 6.86%, in net interest and dividend income. Noninterest income increased in the amount of $1,613,907, or 39.87%, for the six months ended June 30, 2009, which includes an increase of $1,050,467 in gains on the sales of investment securities and an increase of $747,339 in gains on sales of loans. For the six months ended June 30, 2009, noninterest expense increased $111,959, or 0.95%. The increase in the amount of $276,115 in net income for the quarter ended June 30, 2009 reflects an increase of $392,245, or 6.35%, in net interest and dividend income. Noninterest income increased in the amount of $841,963, or 42.42%, for the three months ended June 30, 2009, reflecting an increase of $303,285 in gains on the sales of investment securities and an increase of $609,169 in gains on sales of loans. Noninterest expense increased $438,685, or 7.48%, for the quarter ended June 30, 2009, which includes $400,000 recorded for the FDIC Special Assessment payable on September 30, 2009. A decrease in the Bank's cost of funds helped to increase the interest rate margin to 3.39% at June 30, 2009, as compared to 3.35% at June 30, 2008. Total loan production for the six months ended June 30, 2009 amounted to $182,317,191, compared to $128,775,872 for the six months ended June 30, 2008, an increase of $53,541,319, or 41.58%.

Total non-performing assets as a percentage of total assets increased to 1.03% as of June 30, 2009, as compared to 0.87% as of December 31, 2008. During the first six months of 2009, the Bank recorded a provision for loan losses of $2,395,000, due primarily to the effects of the national recession, and correspondingly the Allowance for Loan and Lease Losses increased to a balance of $7,232,737 at June 30, 2009.

Total assets amounted to $912,271,721 at June 30, 2009, compared to $837,696,125 at June 30, 2008, an increase of $74,575,596, or 8.90%. Investment securities (including FHLB stock) increased $77,511,978 to $175,212,241 at June 30, 2009, compared to $97,700,263 at June 30, 2008. Loans held in portfolio increased $193,853, to $631,144,257 at June 30, 2009, from $630,950,404 at June 30, 2008. Total deposits increased $27,776,804 to $683,822,438 at June 30, 2009 from $656,045,634 at June 30, 2008. Advances from the Federal Home Loan Bank increased $33,544,661 from $62,545,837 at June 30, 2008 to $96,090,498 at June 30, 2009.

Stockholders' equity amounted to $86,251,509 at June 30, 2009, resulting in a book value of $13.20 per common share, based on 5,769,772 shares of common stock outstanding at June 30, 2009, an increase of $0.34 per common share from a year ago. As previously announced, a regular quarterly dividend in the amount of $.13 per common share is payable on July 31, 2009 to stockholders of record of July 24, 2009. The Bank remains well-capitalized with a Tier I Capital ratio of 8.45% at June 30, 2009.

NHTB is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through twenty-eight offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire, and central Vermont.

                  New Hampshire Thrift Bancshares, Inc.
                      Selected Financial Highlights
                                (unaudited)

                           Three Months Ended         Six Months Ended
                        ------------------------- -------------------------
                         6/30/2009    6/29/2008    6/30/2009    6/29/2008
Interest and Dividend
 Income                 $  9,766,033 $ 10,506,475 $ 19,658,161 $ 21,574,271
Interest Expense           3,198,567    4,331,254    6,515,052    9,275,257
Net Interest and
 Dividend Income           6,567,466    6,175,221   13,143,109   12,299,014
Provision for Loan
 Losses                      630,000      140,000    2,395,000      177,000
Noninterest Income         2,826,695    1,984,732    5,661,598    4,047,691
Noninterest Expense        6,299,995    5,861,310   11,994,521   11,882,562
Net Income              $  1,682,258 $  1,406,143 $  3,014,410 $  2,790,600
Earnings Per Common
 Share, basic (1)       $       0.27 $       0.24 $       0.48 $       0.49
Earnings Per Common
 Share, assuming
 dilution (1)           $       0.27 $       0.24 $       0.48 $       0.48
Dividends Declared (1)  $       0.13 $       0.13 $       0.26 $       0.26

                                              As of 6/30/09  As of 6/30/08
                                              -------------  -------------
  Total Assets                                $ 912,271,721  $ 837,696,125
  Loans Receivable, Net                         631,144,257    630,950,404
  Securities (including FHLB stock)             175,212,241     97,700,263
  Total Deposits                                683,822,438    656,045,634
  Federal Home Loan Bank Advances                96,090,498     62,545,837
  Subordinated Debentures                        20,620,000     20,620,000
  Stockholders’ Equity                           86,251,510     73,996,744
  Book Value of Common Shares Outstanding     $       13.20  $       12.87
  Tier I Core Capital to Assets                        8.45%          8.05%
  Common Shares Outstanding                       5,769,772      5,747,772
  Return on Average Assets                             0.68%          0.65%
  Return on Average Equity                             7.18%          7.43%
  Non-performing Assets as a % of Total Assets         1.03%          0.76%

(1) Diluted earnings per common share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

Statements included in this press release that are not historical or current fact are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. New Hampshire Thrift Bancshares disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

For additional information contact:
Stephen R. Theroux
President
603-863-0886